                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Schlumberger Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO] SCHLUMBERGER
Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint Dominique
75007 Paris, France

  ------------

Laan Van Meerdervoort 55,
2517 AG The Hague,
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 9, 1997

                                                                  March 7, 1997

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 9, 1997, at 10:30 o'clock in the morning (Curacao time), for the following purposes:

    1. To elect 11 directors.

    2. To report on the course of business during the year ended December 31, 1996, to approve the Company's Consolidated Balance Sheet as at December 31, 1996, its Consolidated Statement of Income for the year ended December 31, 1996, and the declaration of dividends by the Board of Directors as reflected in the Company's 1996 Annual Report to Stockholders.

    3. To amend the Deed of Incorporation of the Company to increase the authorized Common Stock from 500,000,000 to 1,000,000,000 shares.

    4. To approve the appointment of Price Waterhouse LLP as independent public accountants to audit the accounts of the Company for 1997.

  Action will also be taken upon such other matters as may come properly before the Meeting.

  The close of business on February 24, 1997 has been fixed as the record date for the Meeting. All holders of Common Stock of record at that time are entitled to vote at the Meeting.

                                              By order of the Board of
                                              Directors,

                                                   DAVID S. BROWNING
                                                       Secretary

                                PROXY STATEMENT

                                                                  March 7, 1997

  This statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 1997 Annual General Meeting of Stockholders (the "Meeting"). The approximate mailing date of this Proxy Statement is March 7, 1997. Business at the Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the Meeting by or at the direction of the Board of Directors or by a stockholder in accordance with requirements requiring advance notice and disclosure of relevant information.

  The Company's 1996 Annual Report to Stockholders (the "Report") has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1996, its Consolidated Statement of Income for the year ended December 31, 1996 and the supplemental financial information with respect to dividends included in the Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $9,500.00, plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

VOTING PROCEDURE

  Each stockholder of record at the close of business on February 24, 1997 is entitled to one vote for each share registered in such stockholder's name. On that date there were 246,738,929 outstanding shares of Common Stock of the Company (excluding 62,129,064 shares held in treasury).

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the Meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the Meeting.

  Shares cannot be voted at the Meeting unless the owner of record is present in person or is represented by proxy. The Company is incorporated in the Netherlands Antilles and, as required by the laws thereof and the Company's Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the Meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. ELECTION OF DIRECTORS

  It is intended to fix the number of directors at 11 and to elect a Board of 11 directors, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. All of the nominees, except John Deutch and Yoshihiko Wakumoto, are now directors and were previously elected by the stockholders. Mr. Deutch was a director of the Company from May 15, 1987 until 1993 when he resigned to accept a position in the United States Government. Eiji Umene, a director since 1989, has reached retirement age and is not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 11 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve, if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                           NOMINEE, AGE AND                            DIRECTOR
                    FIVE-YEAR BUSINESS EXPERIENCE                       SINCE
                    -----------------------------                      --------
DON E. ACKERMAN, 63; Private Investor, New Canaan, Connecticut (1)....   1982
D. EUAN BAIRD, 59; Chairman and Chief Executive Officer since October
 1986 (2).............................................................   1986
JOHN DEUTCH, 58; Institute Professor, Massachusetts Institute of
 Technology since January 1997; Director of U.S. Central Intelligence
 May 1995 to December 1996; Deputy Secretary of Defense April 1994 to
 May 1995; Under Secretary of Defense (Acquisition and Technology)
 March 1993 to 1994; Director of Schlumberger Limited May 1987 to
 1993; Institute Professor, Massachusetts Institute of Technology 1990
 to 1993 (3)..........................................................    --
DENYS HENDERSON, 64; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Zeneca Group
 PLC, June 1993 to May 1995; Chairman, Imperial Chemical Industries
 PLC, ("ICI"),June 1993 through April 1995; Chairman and Chief
 Executive Officer, ICI, April 1987 to June 1993, all in the United
 Kingdom (4)..........................................................   1995

                          NOMINEE, AGE AND                             DIRECTOR
                    FIVE-YEAR BUSINESS EXPERIENCE                       SINCE
                    -----------------------------                      --------
ANDRE LEVY-LANG, 59; Chairman of the Board of Management of Compagnie
 Financiere de Paribas, an international banking group, since June
 1990; Chairman of the Board of Management of Banque Paribas, a
 subsidiary of Compagnie Financiere de Paribas, since 1991; Chairman of the Board of Management of Compagnie Bancaire 1989 to 1993;
 Chairman of the Supervisory Board of Compagnie Bancaire since 1993,
 all in Paris (5)....................................................    1992
WILLIAM T. MC CORMICK, JR., 52; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn,
 Michigan(6).........................................................    1990
DIDIER PRIMAT, 52; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (7)...............................    1988
NICOLAS SEYDOUX, 57; Chairman and Chief Executive Officer, Gaumont, a
 French film-making enterprise, Paris (7)............................    1982
LINDA GILLESPIE STUNTZ, 42; Partner, law firm of Stuntz & Davis P.C.,
 Washington, D.C. since February 1995; Partner, law firm of Van Ness
 Feldman, P.C., Washington, D.C. March 1993 to February 1995; U.S.
 Dept. of Energy May 1989 to January 1993 (8)........................    1993
SVEN ULLRING, 61; President and Chief Executive Officer, Det Norske
 Veritas, which provides safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway..............    1990
YOSHIHIKO WAKUMOTO, 65; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996, and since November 1996, Vice President, The Japan Foundation, and
 Executive Director of its Center for Global Partnership; Member of
 Board of Toshiba Corporation from July 1988 to June 1996; from July
 1992 to June 1996, Executive Vice President of Toshiba with responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs
 (1996); from July 1990 to June 1992, Senior Vice President of
 Toshiba with responsibility for international staff (1990 and 1991)
 and corporate planning (1992), all in Tokyo.........................     --

--------

(1) Mr. Ackerman is also a director of Genicom Corporation, which is in the business of computer peripherals, electronic components and computer related services.

(2) Mr. Baird is also a director of Compagnie Financiere de Paribas, Paris, France and of The BOC Group plc, a United Kingdom company in the chemical and health care industries. He is a trustee of Haven Capital Management Trust.

(3) Mr. Deutch is also a director of Citicorp, a bank holding company which is the parent of Citibank, CMS Energy Corp., a diversified energy company, and Palomar Medical Technologies, a manufacturer of laser-based systems for cosmetic and medical procedures and of circuitry for commercial, industrial and business use.

(4) Sir Denys is also a non-executive director of Barclays Bank PLC and is Chairman of Dalgety PLC, a United Kingdom agricultural products holding company.

(5) Mr. Levy-Lang is also a director of Elf-Aquitaine, a producer of oil, gas and chemicals. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S.A., which was at that time a subsidiary of Compagnie Financiere de Paribas.

(6) Mr. McCormick is also a director of First Chicago NBD Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of products among which are electronic, industrial automation and avionics products.

(7)  Mr. Primat and Mr. Seydoux are cousins.

(8) Ms. Stuntz is also a director of American Electric Power Company, Inc., an electric and power holding company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to persons known by the Company to be the beneficial owner of 5% or more of the Common Stock.

                                                           BENEFICIAL OWNERSHIP
                                                              OF COMMON STOCK
                                                           ---------------------
                                                           NUMBER OF  PERCENTAGE
                     NAME AND ADDRESS                        SHARES    OF CLASS
                     ----------------                      ---------- ----------
FMR Corp. (1)............................................. 25,335,833   10.29%
 85 Devonshire Street
 Boston, Massachusetts 02109

--------
(1) Based on an Amendment to a Statement on Schedule 13G dated February 14, 1997. Such filing indicates that FMR Corp. has sole voting power with respect to 1,943,559 shares and sole dispositive power with respect to 25,335,833 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the Common Stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

  Following are the shares of the Company's Common Stock beneficially owned as of January 31, 1997 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each named individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 1997, no nominee for director owned more than 1.0% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 1.13%. All 20 directors and executive officers as a group owned 1.93% of the outstanding shares of the Company, at January 31, 1997.

             NAME             SHARES
             ----            ---------
   Don E. Ackerman.........      1,000
   D. Euan Baird...........    765,784(1)
   John Deutch.............      1,300(2)
   Victor E. Grijalva......    205,858(3)
   Denys Henderson.........      1,000
   Andre Levy-Lang.........      2,000
   Arthur Lindenauer.......     89,558(4)
   Clermont Matton.........    158,998(5)
   William T. McCormick....      3,000
   Didier Primat...........  2,780,050(6)
   Nicolas Seydoux.........    428,887(7)
   Ian Strecker............     92,748(8)
   Linda Gillespie Stuntz..      1,700(9)
   Sven Ullring............      1,586
   Eiji Umene..............      1,000
   Yoshihiko Wakumoto......          0
   All directors and execu-
    tive officers as a
    group (20 persons).....  4,753,346(10)

--------
 (1) Includes 500 shares owned by Mr. Baird's children, as to which he disclaims beneficial ownership, and 555,000 shares which are deemed to be beneficially owned by him because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (2) Includes 300 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.

 (3) Includes 300 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 181,000 shares which are deemed to be beneficially owned by him because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (4) Includes 82,000 shares which are deemed to be beneficially owned by Mr. Lindenauer because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (5) Includes 155,000 shares which are deemed to be beneficially owned by Mr. Matton because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (6) Includes 280,000 shares as to which Mr. Primat shares investment power.

 (7) Includes 310,807 shares owned by Mr. Seydoux's wife and his daughter as to which he shares voting and investment power.

 (8) Includes 63,495 shares which are deemed to be beneficially owned by Mr. Strecker because he has the right to acquire such shares within 60 days through the exercise of stock options.

 (9) Includes 700 shares as to which Ms. Stuntz shares voting power.

(10) Includes 1,228,645 shares which are deemed to be beneficially owned by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

BOARD AND COMMITTEES

  The Company has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company. The Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to the Company's accounting practices and internal accounting controls. The Committee also advises the Board concerning the fees of the independent accountants. Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Seydoux are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Sir Denys Henderson and Messrs. Primat and Umene are the other members.

  The Finance Committee advises on various matters including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Committee periodically reviews the administration of the employee benefit plans of the Company and its subsidiaries. Messrs. Baird, Levy-Lang and McCormick and Ms. Stuntz are the members of this Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. Also, the Committee may recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies on the Board. Mr. McCormick is Chairman of this Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1996 the Board of Directors held four meetings. The Audit Committee met three times; the Compensation Committee held three meetings; the Finance Committee met once, and the Nominating Committee met three times. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees of the Board on which such directors served.

  Directors who are employees of the Company do not receive compensation for serving on the Board or Committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the Committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees receive an additional annual fee of $20,000, rather than the $10,000 annual fee for Committee service.

  In the past, the Company and its subsidiaries had banking relationships with Banque Paribas under which funds were deposited with, and borrowed from, Banque Paribas on terms the Company felt were competitive, reasonable, and customary. Such relationships may continue in 1997. Mr. Levy-Lang, nominee for election as director, is Chairman of the Board of Management of Banque Paribas.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                                                         --------------
                                                             AWARDS
                                                         --------------
                                 ANNUAL COMPENSATION      SECURITIES
        NAME AND              --------------------------   UNDERLYING        ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY ($)(1) BONUS ($)(1) OPTIONS (#)(2) COMPENSATION ($)(3)
   ------------------    ---- ------------- ------------ -------------- -------------------
D. E. Baird ............ 1996   1,100,000    1,100,000      150,000           231,000
 Chairman and Chief Ex-  1995   1,100,000    1,000,000       50,000           139,417
 ecutive Officer         1994   1,100,000      500,000      175,000           144,000
V. E. Grijalva ......... 1996     600,000      425,000      100,000           108,350
 Executive Vice Presi-   1995     600,000      385,000       25,000            81,350
 dent, Oilfield Services 1994     600,000      230,000       40,000            70,200
C. Matton .............. 1996     500,000      115,000      100,000            83,600
 Executive Vice Presi-   1995     500,000      260,000       25,000            56,948
 dent,                   1994     500,000      160,000       40,000            56,700
 Measurement & Systems
A. Lindenauer........... 1996     500,000      260,000       40,000            83,600
 Executive Vice Presi-   1995     500,000      260,000            0            65,625
 dent--Finance           1994     500,000      150,000       20,000            54,450
I. Strecker............. 1996     400,000      170,000       50,000            65,450
 Executive Vice Presi-   1995     400,000      195,000            0            51,000
 dent, Technology and    1994     400,000      110,000       10,000            45,450
 Quality, Health, Safety
 & Environment

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan ("Restoration Savings Plan").
(2)  The Company has granted no stock appreciation rights or restricted stock.
(3)  The 1996 amounts disclosed in this column include:
     (a) Company contributions to the Schlumberger Profit Sharing Plan.
     (b) Company unfunded credits to the Schlumberger Supplementary Benefit
         Plan.
     (c) Company unfunded matching credits to the Restoration Savings Plan.

                                                           (a)($) (b)($)  (c)($)
                                                           ------ ------- ------
   Mr. Baird.............................................. 16,500 156,000 58,500
   Mr. Grijalva........................................... 16,500  66,800 25,050
   Mr. Matton............................................. 16,500  48,800 18,300
   Mr. Lindenauer......................................... 16,500  48,800 18,300
   Mr. Strecker........................................... 16,500  35,600 13,350

  The Company's matching credits under the Restoration Savings Plan are vested 33 1/3% at three years of service, 66 2/3% at four years, 100% at five years or at age 60, or upon death or upon change of control. The amounts credited under the Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

STOCK OPTION GRANTS TABLE

  The following table sets forth certain information concerning stock options granted during 1996 by the Company to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options are granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of the Company's Common Stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL
                                                                             REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL
                                                                              RATES OF STOCK
                                                                            PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                   FOR OPTION TERM
                         ------------------------------------------------- --------------------
                           NUMBER OF     % OF TOTAL
                          SECURITIES      OPTIONS
                          UNDERLYING      GRANTED     EXERCISE
                            OPTIONS     TO EMPLOYEES    PRICE   EXPIRATION
          NAME           GRANTED(#)(1) IN FISCAL YEAR ($/SH)(2)    DATE      5%($)     10%($)
          ----           ------------- -------------- --------- ---------- --------- ----------
D. E. Baird.............    150,000         3.63        67.50    01/24/06  6,367,558 16,136,642
V. E. Grijalva..........    100,000         2.42        67.50    01/24/06  4,245,038 10,757,761
C. Matton...............    100,000         2.42        67.50    01/24/06  4,245,038 10,757,761
A. Lindenauer...........     40,000         0.96        67.50    01/24/06  1,698,015  4,303,104
I. Strecker.............     50,000         1.21        67.50    01/24/06  2,122,519  5,378,880

--------
(1) The Company has not granted any stock appreciation rights. These options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation or prior to liquidation or dissolution of the Company, unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(2) The exercise price of the options is equal to the average of the high and the low per share prices of the Common Stock on their respective dates of grant and may be paid in cash or by tendering shares of Common Stock. Applicable tax obligations may be paid in cash or by the withholding of shares of Common Stock.

STOCK OPTION EXERCISES AND DECEMBER 31, 1996 STOCK OPTION VALUE TABLE

  The following table sets forth certain information concerning stock options exercised during 1996 by the Chief Executive Officer and the next four most highly compensated executive officers of the Company and the number and value of unexercised options at December 31, 1996. The Company has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1996 shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                             SHARES                       OPTIONS AT FY-END (#)         FY-END ($)(2)
                            ACQUIRED         VALUE      ------------------------- -------------------------
          NAME           ON EXERCISES(#) REALIZED($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- -------------- ------------------------- -------------------------
D. E. Baird.............     200,000       10,225,000           515,000/                 22,781,165/
                                                                335,000                  12,931,210
V. E. Grijalva..........      20,000        1,058,740           156,000/                  7,164,975/
                                                                174,000                   6,316,850
C. Matton...............           0              --            130,000/                  5,420,873/
                                                                170,000                   6,182,862
A. Lindenauer...........      30,000        1,533,750            74,000/                  3,777,242/
                                                                 56,000                   1,982,748
I. Strecker.............      20,000        1,123,740            53,495/                  2,404,334/
                                                                 56,000                   1,888,750

--------
(1)  Market value of stock on date of exercise less exercise price.
(2)  Closing price of stock on December 31, 1996 less exercise price.

PENSION PLANS

  The Company and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each of such plans based upon the benefits accrued during the years of service related to each plan. Such plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries; certain of these plans also permit or require contributions by employees.

  Benefits under the International Staff Pension Plans of the Company and certain of its subsidiaries (the "International Plans") are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the participant participates in the International Plans and the participant's length of service with the Company or any subsidiary. From January 1, 1993, the benefit earned is 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age at or after age 55 or upon early retirement. Estimated annual benefits from the International Plans payable upon retirement: $33,714 for Mr. Baird; $57,139 for Mr. Grijalva; $38,223 for Mr. Matton; and $83,379 for Mr. Strecker.

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries (the "U.S. plans") are based on a participant's admissible compensation (generally, base salary plus incentive) for each year in which the participant participates in the U.S. plans and the participant's length of service with the Company or any subsidiary. From January 1, 1989, the benefit earned is 1.5% of admissible compensation for service prior to the participant's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan will be accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the U.S. plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Assuming admissible compensation continues at the December 31, 1996 levels, estimated annual benefits payable upon retirement at normal retirement age
(65) from the U.S. plans and the supplementary benefit plan: $603,236 for Mr. Baird; $279,287 for Mr. Grijalva; $244,714 for Mr. Matton; $229,945 for Mr. Lindenauer; and $195,000 for Mr. Strecker.

CORPORATE PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock of the Company) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services/Equipment Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. The Company believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed in the Compensation Committee Report on Page 13.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                      SERVICES/EQUIPMENT INDUSTRY GROUP**


                                    [GRAPH]


                                  Schlumberger      S&P 500     Industry Group
-------------------------------------------------------------------------------
12/91                                 100             100            100
12/92                                  94             108            106
12/93                                  98             118            124
12/94                                  86             120            120
12/95                                 121             165            184
12/96                                 177             203            278


Assumes $100 invested on December 31, 1991 in Schlumberger Common Stock, S&P 500 Index and Value Line's Oilfield Services/Equipment Industry Group.
 * Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Schlumberger Limited Board of Directors has only non-employee directors. The Committee acts on behalf of the Board to review and approve those compensation programs applicable to executive officers, as well as all specific awards under these programs.

  Three programs are central to the competitive compensation provided executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  The Company has long adhered to a compensation structure which is simple, credible and easily applicable to its thousands of managerial and professional employees throughout the world. Since the Company recruits college and university graduates in more than 70 countries worldwide and then places great emphasis on promotion from within, the clarity and equity of its compensation programs are of obvious importance.

  As managerial and professional employees are transferred throughout the Schlumberger universe, they participate in the three programs noted above for executive officers. Certain changes, however, will typically occur during an extended career:

  --the mix of cash compensation between base salary and annual incentive will shift so that an increasing portion of total cash will be represented by a variable annual incentive as an individual advances. As incentive participation increases, base salary movement slows.

  --within the first few years after being hired, employees with strong performance and demonstrated potential may be awarded stock option grants, which are discretionary in nature.

  --with these two changes, an employee progressing within Schlumberger will have an increasing portion of total compensation leveraged against yearly results and Company long-term performance.

  In addition to the base salary, incentive award and stock option grant programs, many of the Company's subsidiaries have profit sharing plans which provide annual deferred awards that reflect the results of the subsidiary sponsoring each plan. These awards increase the portion of total compensation which is leveraged against business results.

  Base salaries are established following an annual review of comparator company data provided by outside compensation consultants. The companies in the data base are in oil-related, high technology and high volume manufacturing activities. In their entirety, they create a data base which reflects the industry segments in which the company is active. Slight changes in the roster of participating companies take place from year to year as companies enter or leave the data base and as companies merge or are acquired. The companies used to establish base salary ranges for the executive officers are the same companies used for creation of the base salary ranges for professional and managerial employees of the Company around the world.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield
Services/Equipment Industry Group). The Value Line companies are not a source of recruits nor do they mirror all the industry segments in which the Company operates.

  At executive officer level, the Company does not adjust base salaries on an annual basis. Rather, the pattern has been established to consider base salary changes only every three to five years, save for a significant change in the executive officer's level of responsibility. In the environment of low inflation we have been experiencing, this has allowed the Company to easily exercise its preference to place more emphasis on variable rather than fixed compensation.

  Consistent with this policy, none of the salaries of the named executive officers was adjusted in 1996.

  Annual cash incentive awards for executive officers are based on performance against established targets or objectives for the completed fiscal year, with payment being made early in the new year.

  Maximum incentive awards reflect the potential impact of the executive officer's position on the results of the Company. For 1996, the incentive award ranges of the named executive officers were:

  --0 to 100% of 1996 base salary for Mr. Baird, --0 to 75% of 1996 base salary for Messrs. Grijalva and Matton, --0 to 60% of 1996 base salary for Messrs. Lindenauer and Strecker.

  For each executive officer, one-half of the incentive potential is a function of performance against specific numerical targets established early in the fiscal year. For executive officers with corporate responsibility (Messrs. Baird, Lindenauer and Strecker) this is an earnings-per-share target for the fiscal year. For Messrs. Grijalva and Matton the target is a measure of performance against net income objectives for their respective business sectors.

  The second half of the incentive potential is a measure of performance against various objectives of each executive officer. These objectives may be strategic or personal and may relate to the fiscal year only or be interim measures against a longer-range objective. Such objectives are established early each year. Achievement is generally determined on a subjective basis and is not typically influenced by corporate performance.

  When both Company and individual performance are strong, the target delivery for executive officers is the range between 60th and 75th percentiles of total cash compensation in the comparator company data base discussed earlier. The performance of the Company overall and of the Oilfield Services sector in particular were exceptionally strong in 1996, resulting in the cash compensation of Messrs. Grijalva, Lindenauer and Strecker exceeding the targeted objective.

  Stock option grants were awarded in 1996 on a general basis throughout the Company in the group of professional, managerial and technical employees deemed eligible for consideration. The Company periodically conducts such comprehensive reviews of its worldwide optionable population. Additionally, it may provide grants between these reviews in instances of promotions, substantial changes in responsibility and significant individual or team achievements.

  Stock option grants continue to be awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future.

  Each of the named executive officers received a stock option grant in 1996.

  The Company's stock option program, like its cash compensation program, is designed to be simple and consistent in its terms for executive officers and all other option grant recipients. Thus, the features of grants provided the named executive officers--10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant--are precisely the same as those in grants provided all other optionees.

  The Company does not utilize below market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.

  Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1996 will result in any material loss of tax deduction for the Company. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

  The salary range of the Chief Executive Officer is derived from the same comparator company data used to establish salary ranges for other executive officers as well as a large segment of the Company's international work force. Comparator companies are active in the oil-related, high technology and high volume manufacturing activities which reflect the Company's own industry segments.

  The Chief Executive Officer's 1996 base salary of $1,100,000 was established in 1992 and remained unchanged through 1996, in keeping with the Committee's preference to consider officer salary adjustments infrequently.

  The cash incentive award potential for the Chief Executive Officer in 1996 was 100% of base salary. One-half of this award was a measure of performance against targeted earnings per share for the Company. The targeted objective for 1996 was exceeded.

  The second half of the incentive award is based on the Committee's evaluation of Mr. Baird's performance against strategic objectives established for 1996. In a year of exceptional overall financial growth for the Company, several pivotal objectives were met or exceeded. These included penetration of CIS and India, as well as continued expansion in China, a dramatic increase in smart card activity and the return of the seismic business to profitability for the year. Disclosure of the specific measures applied to evaluate achievement of these objectives as well as the content of certain other objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1996 performance was $1,100,000. Base salary plus incentive placed him above the targeted 60th to 75th percentile of total cash compensation in the comparator company survey data.

  During 1996 Mr. Baird received a stock option grant of 150,000 shares. Like the grants of all other optionees, his grant was of 10-year duration, vesting in 20% steps on each of the first through fifth anniversary of grant date, and priced at fair market value on grant date.

  As is the case with all other executive officers of the Company, Mr. Baird has no employment agreement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
BOARD OF DIRECTORS

        Don E. Ackerman, Chairman                                Didier Primat
        Denys Henderson                                          Eiji Umene

                            2. FINANCIAL STATEMENTS

  The Company's Consolidated Balance Sheet as at December 31, 1996, its Consolidated Statement of Income for the year ended December 31, 1996, and the amount of dividends declared by the Board of Directors during 1996 are submitted to the stockholders pursuant to the Deed of Incorporation of the Company.

  A majority of the votes cast is required for the approval of the financial results as set forth in such financial statements and of the declaration of dividends by the Board of Directors reflected in the Company's 1996 Annual Report.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

                     3. AMENDMENT OF DEED OF INCORPORATION

  The Board of Directors has approved and recommended for submission to the stockholders an amendment to the Company's Deed of Incorporation which would increase the authorized Common Stock of the Company from its present 500,000,000 shares to 1,000,000,000 shares of U.S.$0.01 each. The authorized Common Stock of the Company has not been increased since 1981 when the stockholders voted to increase the authorized shares of Common Stock to 500,000,000 from 300,000,000.

  As the Company enters into a new era of growth, the Board of Directors believes that there should be a sufficient number of authorized but unissued shares of Common Stock available for issue from time to time to enable the Board of Directors to authorize the issuance of additional shares without necessarily requiring an amendment to the Deed of Incorporation at the time of such action.

  The following resolution, which will be presented to the Annual General Meeting of Stockholders, sets forth the proposed amendment to the Deed of Incorporation of the Company and proposes to increase the authorized Common
Stock:

  RESOLVED, that Section 1. of Article IV, "Capital and Shares", of the Deed of Incorporation of the Company be, and it hereby is, amended to read in its entirety as follows:

  "1. The authorized capital of the Company shall be TWELVE MILLION UNITED STATES DOLLARS (U.S.$12,000,000), divided into (a) one billion (1,000,000,000) shares of Common Stock of the par value of One United States Cent (U.S.$0.01) per share and (b) two hundred million (200,000,000) shares of cumulative Preferred Stock of the par value of One United States Cent (U.S.$0.01) per share, which may be issued in separate series."

  The affirmative vote of a majority of the Company's shares outstanding and entitled to vote is required for the adoption of the foregoing resolution.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

                          4. APPOINTMENT OF AUDITORS

  Price Waterhouse LLP, who have served as auditors for the Company since its organization, have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 1997. The Company's By-Laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of Price Waterhouse LLP will attend the Meeting and will have the opportunity to make a statement and respond to questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL GENERAL MEETING

  In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the 1998 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 10, 1997.

OTHER MATTERS

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                          By order of the Board of Directors,

                                                    David S. Browning
                                                        Secretary

New York, N.Y.
March 7, 1997

[LOGO] SCHLUMBERGER


NOTICE OF
ANNUAL GENERAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT
APRIL 9, 1997



------------------------------------

 Please sign your proxy card and
 return it in the enclosed
 envelope so that you may be
 represented at the Meeting.

------------------------------------

                   SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
                    ANNUAL GENERAL MEETING OF STOCKHOLDERS

                                     PROXY

        The undersigned, having received the Notice and Proxy Statement for the Annual General Meeting of Stockholders and the 1996 Annual Report to Stockholders, hereby appoints A. L. A. Bosnie, M. P. Dommisse, I. R. Gouverneur, and M. M. H. van Dooren and each of them, proxies, with power of substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 9, 1997, and at any adjournment or adjournments thereof.

If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2, 3 and 4.

                                                                SEE REVERSE
                  Continued and to be signed on reverse side       SIDE

[X]Please mark
   votes as in
   this example.

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote FOR items 1, 2, 3, and 4.

1. Election of 11 Directors
   NOMINEES: D.E. Ackerman, D.E. Baird, J. Deutch, D. Henderson,
   A. Levy-Lang, W.T. McCormick, Jr., D. Primat, N. Seydoux,
   L.G. Stuntz, S. Ullring, Y. Wakumoto


                          FOR               WITHHELD
                          ALL     [_]         ALL     [_]
                        NOMINEES            NOMINEES

    For, except vote withheld from the following nominee(s):

___________________________________________

                                                         FOR  AGAINST ABSTAIN

2. Approval of Financials and Dividends                  [_]    [_]     [_]

3. Approval of Increase in Authorized Common Stock       [_]    [_]     [_]

4. Approval of Auditors                                  [_]    [_]     [_]


                                                    MARK HERE
                                                    FOR ADDRESS [_]
                                                    CHANGE AND
                                                    NOTE AT LEFT


Please sign names exactly as printed hereon. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.

Signature _________________________ Date __________ Signature _____________ Date